Schedule 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Filed by a Party other than the Registrant    ☐

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Bank of America Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2004

Dear Stockholder:

I am pleased to invite you to the Bank of America Corporation 2004 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on May 26, 2004, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina. If you are unable to attend, you will be able to listen to the meeting and view our slide presentation over the Internet at www.bankofamerica.com/investor.

Enclosed are a notice of matters to be voted on at the meeting, our proxy statement and a proxy card. We previously mailed you our 2003 Annual Report to Stockholders.

Whether or not you plan to attend, please vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised as explained in the proxy statement.

If you plan to attend, please bring photo identification for admission. Also, if your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee confirming your ownership.

Sincerely yours,

Kenneth D. Lewis

Chief Executive Officer

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Bank of America Corporation will be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina, on Wednesday, May 26, 2004, at 10:00 a.m., local time.

At the meeting, stockholders will be asked to:

•	Elect 19 directors;

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for 2004;

•	Consider a stockholder proposal regarding the annual meeting date;

•	Consider a stockholder proposal regarding the nomination of directors;

•	Consider a stockholder proposal regarding charitable contributions;

•	Consider a stockholder proposal regarding mutual fund trading policies;

•	Consider a stockholder proposal regarding privacy and information security; and

•	Consider any other business properly brought before the meeting.

The close of business on April 7, 2004 was the record date for determining stockholders entitled to vote at the Annual Meeting. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those stockholders will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Bank of America Corporate Center, Charlotte, North Carolina. Such list also will be available at the Annual Meeting.

Please vote as soon as possible by: accessing the Internet site listed on the proxy card, calling the toll-free number listed on the proxy card or signing, dating and returning the proxy card in the enclosed postage-paid envelope.

By order of the Board of Directors:

Rachel R. Cummings

Corporate Secretary

April 23, 2004

IMPORTANT NOTICE

Please Vote Your Shares Promptly

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

PROXY STATEMENT

This proxy statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of Bank of America Corporation for the 2004 Annual Meeting of Stockholders (the “Annual Meeting”). In this proxy statement, we refer to the Board of Directors as the “Board” and to Bank of America Corporation as the “Corporation.” This proxy statement is being mailed to stockholders on or about April 23, 2004.

GENERAL INFORMATION ABOUT THE MEETING

Record Date. Only holders of record at the close of business on April 7, 2004 will be entitled to vote at the Annual Meeting. Holders of the Corporation’s Common Stock (the “Common Stock”), 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Stock”), and ESOP Convertible Preferred Stock, Series C (the “ESOP Preferred Stock”), vote together without regard to class.

As of the record date of April 7, 2004, there were 2,040,946,461 shares of Common Stock, 7,739 shares of Series B Stock, and 1,231,824 shares of ESOP Preferred Stock entitled to vote at the Annual Meeting. Each share of Common Stock and Series B Stock is entitled to one vote, and each share of ESOP Preferred Stock is entitled to two votes.

Voting Your Proxy. Whether or not you plan to attend the Annual Meeting, you may vote your shares via Internet, telephone or mail as more fully described on the proxy card. If you properly submit a proxy without giving specific voting instructions, your shares will be voted, in accordance with the Board’s recommendations, as follows:

“FOR:”

•	The election to the Board of the 19 nominees named in this proxy statement; and

•	The ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for 2004;

and “AGAINST:”

•	The stockholder proposal regarding the annual meeting date;

•	The stockholder proposal regarding the nomination of directors;

•	The stockholder proposal regarding charitable contributions;

•	The stockholder proposal regarding mutual fund trading policies; and

•	The stockholder proposal regarding privacy and information security.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment.

Revoking Your Proxy. Your proxy may be revoked at any time before it is exercised by submitting to the Corporate Secretary written notice of revocation, a properly executed proxy of a later date or by attending the Annual Meeting and voting in person.

Cost of Proxy Solicitation. The Corporation will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Corporation also may use some of its regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, facsimile or written or electronic mail. In addition, the Corporation has agreed to pay Georgeson Shareholder Communications Inc. $14,000 plus expenses to assist it in soliciting proxies from banks, brokers and nominees. The Corporation also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners.

Votes Required to Hold the Annual Meeting. In order to hold the Annual Meeting, a majority of the aggregate voting power of the Common Stock, Series B Stock and ESOP Preferred Stock must be present in person or represented by proxy at the Annual Meeting. For purposes of determining the presence or absence of a quorum, the Corporation intends to count shares present in person but not voting and shares for which it has received proxies but for which holders thereof have withheld voting or abstained as present. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

Votes Required to Elect Directors and Adopt Other Proposals. Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of each of the other proposals requires the affirmative vote of a majority of the votes represented by the aggregate of all of the shares of Common Stock, Series B Stock and ESOP Preferred Stock cast with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any such proposal.

Householding. Unless it has received contrary instructions, the Corporation may send a single copy of the annual report, proxy statement and notice of annual meeting to any household at which two or more stockholders reside if the Corporation believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce the Corporation’s expenses.

If you would like to receive your own set of the Corporation’s annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of the Corporation’s annual disclosure documents, follow these instructions:

If your shares are registered in your own name, please contact our transfer agent, Mellon Investor Services, and inform them of your request by calling them at 1.800.642.9855 or writing to them at P.O. Box 3315, South Hackensack, New Jersey 07606-1915.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

CORPORATE GOVERNANCE

The Board is responsible for providing effective governance over the Corporation’s affairs. The Corporation’s corporate governance practices are designed to align the interests of the Board and management with those of the Corporation’s stockholders and to promote honesty and integrity throughout the Corporation. Highlights of the Corporation’s corporate governance practices are described below. More information about corporate governance may be found on the Corporation’s website at www.bankofamerica.com/investor under the heading Corporate Governance.

Corporate Governance Guidelines. In March 2004, the Board, upon the recommendation of the corporate governance committee, replaced its policy statement on corporate governance with new Corporate Governance Guidelines, which outline the Corporation’s corporate governance policies and procedures. These guidelines embody long-standing practices of the Corporation and also include procedures designed to incorporate current corporate governance best practices. Portions of the Corporate Governance Guidelines are described below, and a copy of the Guidelines is available on the Corporation’s website as described above.

Director Qualifications and Independence. A majority of the directors of the Board must meet the criteria for independence as established by the Board in accordance with the rules of the New York Stock Exchange (the “NYSE rules”). The NYSE rules provide that a director will not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Corporation. As permitted by the NYSE rules, the Board has adopted, upon the recommendation of the corporate governance committee, a set of categorical standards to form the basis for the Board’s independence determinations. These Director Independence Categorical Standards are included as Appendix A to this proxy statement and may also be found on the Corporation’s website as described above.

In March and April 2004, the corporate governance committee and the Board evaluated the relationships between each director (or his or her immediate family members and related interests) and the Corporation and its subsidiaries. As a result of this evaluation, the Board has affirmatively determined, upon the recommendation of the corporate governance committee, that each of the following members of the Board standing for election is independent under the Director Independence Categorical Standards and the NYSE rules: Messrs: Barnet, Coker, Collins, Countryman, Fulton, Guinn, Massey, May, McMillan, Romero, Ryan and Sloan and Madams Mitchell, Spangler and Ward.

Executive Sessions of the Board. As provided in the Corporate Governance Guidelines, the non-management directors of the Corporation will meet in executive session at each Board meeting. The chairs of the audit committee, compensation committee, corporate governance committee and executive committee will rotate as presiding director at these executive sessions. In addition, if at any time, the group of non-management directors includes any directors who are not independent under the NYSE rules, the independent directors will meet alone in executive session at least once a year.

Board Attendance and Annual Meeting Policy. Directors are expected to attend the Corporation’s annual meeting of stockholders, board meetings and meetings of the committees on which they serve. In 2003, there were nine meetings of the Board, and each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, all of the members of the Board attended the 2003 annual meeting of stockholders.

Board Committee Membership and Meetings. The Board has established various committees to assist the Board in fulfilling its responsibilities. All of the members of the committees are nominated by the corporate governance committee and appointed by the Board. Descriptions of the audit committee, compensation committee and corporate governance committee are provided below. These descriptions are qualified in their entirety by the full text of the written committee charters that may be found on the Corporation’s website as described above. The audit committee charter is also attached as Appendix B.

•	Audit Committee. The audit committee consists of four directors, all of whom are independent under the NYSE rules, the Director Independence Categorical Standards and other SEC rules and regulations applicable to audit committees. The Board has determined that each of the current members of the audit committee, Messrs. Guinn (chair), Barnet, May and McMillan, qualify as audit committee financial experts.

The audit committee assists the Board in monitoring: (i) the effectiveness of the Corporation’s system of internal controls; (ii) the integrity of the consolidated financial statements of the Corporation; and (iii) the compliance by the Corporation with legal and regulatory requirements. The audit committee has direct responsibility for the corporate audit function and the independent accountant (including oversight of the independent accountant’s appointment, compensation, qualifications and independence). The audit committee reviews annually the scope of the proposed internal audit, external audit, and credit review activities and also reviews the actual coverage of those activities. The audit committee also reviews annually, together with management, the independent public accountant and the Corporation’s general auditor, the contents and conclusions of the audited financial statements. During 2003, the audit committee held twelve meetings.

•	Compensation Committee. The compensation committee consists of four directors, all of whom are independent under the NYSE rules and the Director Independence Categorical Standards. The following directors are current members of the compensation committee: Messrs. Coker (chair), Countryman, Fulton and Sloan. The compensation committee provides overall guidance with respect to the establishment, maintenance and administration of the Corporation’s compensation programs and employee benefit plans, including reviewing and approving the chief executive officer’s and other executive officers’ compensation. The compensation committee also reviews and makes recommendations to the Board as to the form and amount of compensation for the Corporation’s directors. During 2003, the compensation committee held four meetings.

•	Corporate Governance Committee. The corporate governance committee consists of four directors, all of whom are independent under the NYSE rules and the Director Independence Categorical Standards. The following directors are current members of the corporate governance committee: Messrs. Ryan (chair), Fulton and Romero and Mrs. Spangler. The corporate governance committee identifies individuals qualified to become board members, and recommends to the Board, consistent with criteria approved by the Board, director nominees. In addition, the corporate governance committee recommends to the Board the Corporation’s corporate governance guidelines. The corporate governance committee also leads the Board in its annual self-evaluation and review of management’s performance and recommends to the Board membership for each Board committee. In the event of a vacancy in the office of the Chief Executive Officer, the corporate governance committee, together with the executive committee, recommends a successor to the full Board. During 2003, the corporate governance committee held seven meetings.

Director Compensation. In 2003, the compensation for each director who is not an officer of the Corporation or of a subsidiary (“Nonemployee Directors”) consisted of the following:

•	An annual retainer in the amount of $100,000, of which $60,000 was paid in cash and $40,000 was paid in restricted shares of Common Stock under the Bank of America Corporation Directors’ Stock Plan (the “Directors’ Stock Plan”).

•	An award of restricted shares of Common Stock under the Directors’ Stock Plan with a value set by the Board at $80,500.

•	A chairperson annual retainer in the amount of $20,000 for the chairpersons of the asset quality review committee, audit committee, compensation committee and executive committee, and $10,000 for the chairperson of the corporate governance committee.

•	An attendance fee of $1,500 for each meeting of the Board or committee of the Board.

Restricted shares of Common Stock delivered under the Directors’ Stock Plan (both the stock portion of the annual retainer and the stand-alone award described above) are subject to a one-year vesting requirement. The aggregate amount delivered by the Corporation to Nonemployee Directors during 2003 under these arrangements was $3,194,455.

Nonemployee Directors can elect to defer all or any portion of their compensation through the Bank of America Corporation Director Deferral Plan (the “Director Deferral Plan”). For any restricted shares of Common Stock that a director elects to defer, the Corporation credits a “stock account” with one “stock unit” for each such share deferred. These stock units are subject to the same one-year vesting requirement that applies under the Directors’ Stock Plan. Directors can choose to have the cash portion of the annual retainer, as well as any chairperson annual retainer and meeting fees, deferred either into the stock account or a “cash account.” The Corporation credits the stock account with dividend equivalents in the form of additional stock units and credits the cash account with interest at a long-term bond rate. Upon retirement from the Board, a Nonemployee Director receives the balances of his or her stock account (to the extent vested) and cash account in a single lump sum cash payment (or in 5 or 10 annual installments if previously elected). Because stock units are not actual shares of Common Stock, they do not have any voting rights.

Director Nomination Process. The corporate governance committee is responsible for assessing all director candidates and recommending nominees to the Board. Pursuant to the Corporate Governance Guidelines, the corporate governance committee and the Board will select director nominees based on the merit, qualifications, performance and competency of the candidate and the Corporation’s business needs. Candidates must be individuals of the highest character and integrity who possess significant experience or skills that will benefit the Corporation and must be free of conflicts of interest that would interfere with their ability to discharge their duties or violate any applicable laws or regulations. When evaluating nominees, the composition of the entire Board is taken into account including the need for a majority of independent directors; the diversity of experience and background represented on the Board; the need for financial, business, academic, public and other expertise on the Board and its committees; and the desire for directors working cooperatively to represent the best interests of the Corporation and its stockholders, customers, communities and employees. Candidates must be willing and able to devote the time necessary to discharge their duties and have the desire to represent and evaluate the interests of the Corporation as a whole. Also, the assessment of a candidate includes consideration of the number of public boards on which he or she serves. A director who has reached the age of 72 will not be nominated for election to the Board.

The corporate governance committee will consider candidates proposed or suggested by Board members, management, third party search firms retained by the corporate governance committee and stockholders. The corporate governance committee follows the same process and uses the same criteria for evaluating candidates proposed by Board members, management, third party search firms and stockholders. A stockholder or group of stockholders recommending a candidate to be considered by the corporate governance committee for nomination at the annual meeting of stockholders must communicate the recommendation to the corporate governance committee in writing by a date not later than October 15 of the previous year. The communication containing the recommendation must include: (i) the name and address of the stockholder; (ii) a representation that the stockholder is a holder of the Corporation’s voting stock (including the number and class of shares held); (iii) a description of all arrange -

ments or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is made by the stockholder; (iv) a statement signed by the candidate recommended by the stockholder acknowledging that the candidate would serve if elected by the stockholders and would comply with the Corporation’s Code of Ethics, Insider Trading Policy, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the Board and its members; and (v) a complete statement regarding the candidate and the candidate’s qualifications under the Corporation’s Corporate Governance Guidelines.

Communications with Directors. The Board has established a process for stockholders and other interested parties to communicate with the Board or a particular director. Such individual may send a letter to Bank of America Corporation, Attention: Corporate Secretary, 100 North Tryon Street, NC1-007-20-01, Charlotte, North Carolina 28255. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened.

Code of Ethics. In April 2004, the Board adopted a revised Code of Ethics which applies to all of the Corporation’s directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Corporation is committed to the highest standards of ethical and professional conduct, and the Code of Ethics provides guidance in how to uphold these standards. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. The Code of Ethics is available on the Corporation’s website at www.bankofamerica.com/investor under the heading Corporate Governance. The Corporation intends to post any amendments to, or waivers of, the Code of Ethics (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) at this location on its website. A printed copy of the Code of Ethics is also available upon written request addressed to: Bank of America Corporation, Attention: Shareholder Relations, 100 North Tryon Street, NC1-007-23-02, Charlotte, North Carolina 28255.

ITEM 1: ELECTION OF DIRECTORS

The Board has nominated all of the current directors for re-election at the Annual Meeting. Each director elected will serve until the next annual meeting of stockholders when his or her successor has been elected and qualified, or until the director’s earlier resignation or removal. If any nominee is unable to stand for election for any reason, the persons appointed to vote the proxies may vote at the Annual Meeting for another person proposed by the Board, or the number of directors constituting the Board may be reduced.

The Nominees

Set forth below are each nominee’s name, current principal occupation (which has continued for at least five years unless otherwise indicated) and certain other biographical information.

The Board recommends a vote “FOR” all of the nominees listed below for election as directors (Item 1 on the proxy card).

WILLIAM BARNET, III (61), Chairman, President and Chief Executive Officer, The Barnet Company, Inc., Spartanburg, South Carolina, a real estate and other investments firm. He has been in his present position since 2001 and has been President of Barnet Development Corporation, a real estate investment firm, since 1990. He has also served as Chairman of William Barnet & Son, LLC, a synthetic fiber processing company, since 2001. He served as Chairman and Chief Executive Officer of William Barnet & Son, Inc. from 2000 to 2001, and President and Chief Executive Officer from 1976 to 2000. He has been the Mayor of Spartanburg, South Carolina since 2001. He served as a director of FleetBoston Financial Corporation (“FleetBoston”) from 1985 until April 1, 2004 when FleetBoston merged into the Corporation and he became a director of the Corporation. He is a member of the audit committee.

CHARLES W. COKER (70), Chairman, Sonoco Products Company, Hartsville, South Carolina, a manufacturer of paper and plastic products. He has been a director of the Corporation since 1969 and is chair of the compensation committee and a member of the executive committee. He also serves as a director of Progress Energy, Inc. and Sara Lee Corporation.

JOHN T. COLLINS (57), Chairman and Chief Executive Officer, The Collins Group, Inc., Boston, Massachusetts, a venture capital, private equity investments and management firm. He has been in his present position since 1990. He served as a director of FleetBoston from 1992 until April 1, 2004 when FleetBoston merged into the Corporation and he became a director of the Corporation. He is a member of the asset quality committee.

GARY L. COUNTRYMAN (64), Chairman Emeritus, Liberty Mutual Insurance Company, Boston, Massachusetts. He has been in his present position since 2000 and served as Chairman from 1991 to 2000. He served as a director of FleetBoston from 1982 until April 1, 2004 when FleetBoston merged into the Corporation and he became a director of the Corporation. He is a member of the compensation committee. He also serves as a director of Liberty Mutual Fire Insurance Company, Liberty Mutual Holding Co. Inc., The Neiman Marcus Group, Inc. and NSTAR.

PAUL FULTON (69), Chairman, Bassett Furniture Industries, Inc., Winston-Salem, North Carolina, a furniture manufacturer. He has been in his present position since April 2000 and also served as Chief Executive Officer from August 1997 until April 2000. He has been a director of the Corporation since 1993 and is a member of the compensation and corporate governance committees. He also serves as a director of Carter’s, Inc., Lowe’s Companies, Inc. and Sonoco Products Company.

CHARLES K. GIFFORD (61), Chairman, Bank of America Corporation, Charlotte, North Carolina. He has been in his present position since the merger of FleetBoston into the Corporation on April 1, 2004. Prior to that time, he had served as Chairman and Chief Executive Officer of FleetBoston since 2002. He also served as President and Chief Executive Officer of FleetBoston from 2001 to 2002 and President and Chief Operating Officer from 1999 to 2001. In addition, he served as Chairman and Chief Executive Officer of BankBoston from 1997 to 1999. He served as a director of FleetBoston from 1987 until April 1, 2004 when FleetBoston merged into the Corporation and he became a director of the Corporation. He is a member of the executive committee. He also serves as a director of NSTAR.

DONALD E. GUINN (71), Chairman Emeritus, Pacific Telesis Group, Bend, Oregon, a telecommunications holding company. He has been a director of the Corporation since 1998 and is chair of the audit committee. He also serves as a director of The Dial Corporation and Pacific LifeCorp.

JAMES H. HANCE, JR. (59), Vice Chairman, Bank of America Corporation, Charlotte, North Carolina. He also serves as Vice Chairman and a director of Bank of America, N.A. He has been a director of the Corporation since 1999. He also serves as a director of EnPro Industries, Inc. and Summit Properties Inc.

KENNETH D. LEWIS (57), Chief Executive Officer, Bank of America Corporation, Charlotte, North Carolina. He has served as Chief Executive Officer since April 2001 and served as Chairman from April 2001 to April 2004 and President from January 1999 to April 2004. He also served as Chief Operating Officer from October 1999 to April 2001. He also serves as Chief Executive Officer and a director of Bank of America, N.A. He has been a director of the Corporation since 1999 and is a member of the executive committee.

WALTER E. MASSEY (66), President, Morehouse College, Atlanta, Georgia. He has been a director of the Corporation since 1998 and is a member of the asset quality committee. He also serves as a director of BP p.l.c., McDonald’s Corporation and Motorola, Inc.

THOMAS J. MAY (57), Chairman, President and Chief Executive Officer, NSTAR, Boston, Massachusetts, an energy utility company. He has served as President of NSTAR and its principal operating companies since 2001 and as Chairman and Chief Executive Officer since 1999. He served as Chairman and Chief Executive Officer of Boston Edison Company from 1994 to 1999 and President from 1995 to 1999. He served as a director of FleetBoston from 1994 until April 1, 2004 when FleetBoston merged into the Corporation and he became a director of the Corporation. He is a member of the audit committee. He also serves as a director of New England Business Services, Inc.

C. STEVEN McMILLAN (58), Chairman, President and Chief Executive Officer, Sara Lee Corporation, Chicago, Illinois, a global consumer packaged goods company. He has served as Chairman since October 2001, as Chief Executive Officer since July 2000 and as President since 1997. He also served as Chief Operating Officer from 1997 to July 2000. He has been a director of the Corporation since 2001 and is a member of the audit committee. He also serves as a director of Monsanto Company.

EUGENE M. McQUADE (55), President, Bank of America Corporation, Charlotte, North Carolina. He has been in his present position since the merger of FleetBoston into the Corporation on April 1, 2004. Prior to that time, he had served as President and Chief Operating Officer of FleetBoston since 2002. He also served as Vice Chairman and Chief Financial Officer from 1997 to 2002. He served as a director of FleetBoston from 2003 until April 1, 2004 when FleetBoston merged into the Corporation and he became a director of the Corporation.

PATRICIA E. MITCHELL (61), President and Chief Executive Officer, Public Broadcasting Service, Alexandria, Virginia, a noncommercial broadcasting service. She has served in her present position since March 2000. Prior to that time, she had served as President, CNN Productions and Time Inc. Television, a division of Time Warner, Inc., successor by merger to Turner Broadcasting System, Inc. She has been a director of the Corporation since 2001 and is a member of the asset quality committee. She also serves as a director of Knight-Ridder, Inc.

EDWARD L. ROMERO (70), Former Ambassador to Spain, Albuquerque, New Mexico. He has been a director of the Company since July 2003 and is a member of the corporate governance committee.

THOMAS M. RYAN (51), Chairman, President and Chief Executive Officer, CVS Corporation, Woonsocket, Rhode Island, an operator of retail pharmacies. He has served as Chairman and Chief Executive Officer since 1999 and as President since 2000. He also served as President and Chief Executive Officer from 1998 to 1999 and Chief Executive Officer and President of CVS Pharmacy, Inc. from 1994 to 1999. He served as a director of FleetBoston from 1997 until April 1, 2004 when FleetBoston merged into the Corporation and he became a director of the Corporation. He is chair of the corporate governance committee. He also serves as a director of Reebok International, Ltd. and Yum! Brands, Inc.

O. TEMPLE SLOAN, JR. (65), Chairman and Chief Executive Officer, General Parts, Inc., Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since 1996 and is chair of the executive committee and a member of the compensation committee. He also serves as Chairman of the Board of Highwoods Properties, Inc. and as a director of Lowe’s Companies, Inc.

MEREDITH R. SPANGLER (67), Trustee and Board Member, Charlotte, North Carolina. She is a director of C. D. Spangler Construction Company and Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and is a member of the corporate governance committee.

JACKIE M. WARD (65), Outside Managing Director, Intec Telecom Systems PLC, Atlanta, Georgia, a telecommunications software company. She has been in her present position since December 2000. She served as Chairman, Computer Generation Incorporated, from May 2000 to December 2000 and as President and Chief Executive Officer from October 1968 to May 2000. She has been a director of the Corporation since 1994 and is chair of the asset quality committee. She also serves as a director of Anthem, Inc., Equifax, Inc., Flowers Industries, Inc., PRG-Schultz International, Inc., Sanmina-SCI Corporation and SYSCO Corporation.

Stock Ownership

As of March 1, 2004, the Corporation had three classes of voting securities: the Common Stock, the Series B Stock and the ESOP Preferred Stock. As of such date, the Corporation did not know of any person who beneficially owned 5% or more of the Common Stock or the ESOP Preferred Stock. The following table sets forth, as of March 1, 2004, the name and address of the sole beneficial owner known to the Corporation to own more than 5% of the Series B Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Carolyn C. Glassman & Albert Irl Dubinsky TR UA Apr 8 82 Carolyn Glassman Trust 1815 Locust Street St. Louis, MO 63103	2,018 shares	26%

(1) All	shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

As of March 1, 2004, no executive officer or director of the Corporation owned any shares of the Series B Stock.

The following table sets forth certain information as of March 1, 2004 with respect to the beneficial ownership of Common Stock by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors, nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)(6)
William Barnet, III (7)(8)	48,372
John R. Belk (9)(10)	26,001
Amy Woods Brinkley (11)	766,404
Edward J. Brown III (12)	921,102
Charles W. Coker (13)	129,624
John T. Collins (7)(14)	76,220
Gary L. Countryman (7)(15)	20,747
Richard M. DeMartini (16)	610,470
Barbara J. Desoer (17)	552,342
Frank Dowd, IV (9)	10,560
Kathleen F. Feldstein (9)(18)	33,507
Paul Fulton (19)	32,017
Charles K. Gifford (7)(20)	1,704,727
Donald E. Guinn (21)	49,612
James H. Hance, Jr. (22)	2,219,122
Kenneth D. Lewis (23)	2,403,633
Walter E. Massey	14,774
Thomas J. May (7)(24)	17,178
C. Steven McMillan	14,887
Eugene M. McQuade (7)(25)	885,998
Patricia E. Mitchell	6,925
Edward L. Romero	1,176
Thomas M. Ryan (7)(26)	12,237
O. Temple Sloan, Jr. (27)	63,173
Meredith R. Spangler (28)	16,023,428
R. Eugene Taylor (29)	857,454
Ronald Townsend (9)	6,501
Jackie M. Ward	26,496
Virgil R. Williams (9)	792,048

All directors, nominees and executive officers as a group (29 persons) (30)	28,326,735

(1)	Each director, nominee and executive officer beneficially owned less than 1% of the shares of Common Stock outstanding, other than Mrs. Spangler who beneficially owned 1.1%. All directors, nominees and executive officers as a group beneficially owned approximately 1.95% of the shares of Common Stock outstanding.

(2)	All shares of Common Stock indicated in the table are subject to the sole investment and voting power of the directors, nominees and executive officers, except as otherwise set forth in the footnotes below.

(3)	As of March 1, 2004, none of the listed individuals beneficially owned shares of ESOP Preferred Stock, except Mr. Taylor, who owned 242 shares of ESOP Preferred Stock, and Messrs. Brown, Hance and Lewis and Ms. Brinkley, each of whom owned 295 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All executive officers as a group owned 1,422 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All of the shares of ESOP Preferred Stock outstanding are held of record by State Street Bank and Trust Company, as trustee of the Leveraged Trust under The Bank of America 401(k) Plan. The trustee votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants’ instructions.

(4)

Includes the following number of units of Common Stock equivalents credited to the following nonemployee directors under the Director Deferral Plan as of March 1, 2004: Mr. Belk, 3,998 units; Mr. Coker, 6,848 units; Mr. Dowd, 1,673 units; Dr. Feldstein, 17,867 units; Mr. Fulton, 6,728 units; Mr. Guinn, 26,622 units; Dr. Massey, 9,928 units; Mr. McMillan, 1,673 units; Ms. Mitchell, 2,270 units; Mr. Sloan, 1,322 units; Mrs. Spangler, 17,616 units; Ms. Ward, 17,706 units; and all directors as a group, 114,251 units. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement to the extent vested based on the fair market value of the Common Stock at that time. See “Corporate Governance—Director Compensation.”

(5)	Includes restricted stock units awarded under the Bank of America Corporation Key Associate Stock Plan, as of March 1, 2004, to the following executive officers: Ms. Brinkley, 88,696 units; Mr. Brown, 97,960 units; Mr. DeMartini, 32,384 units; Ms. Desoer, 78,443 units; Mr. Hance, 472,480 units; Mr. Lewis, 596,509 units; Mr. Taylor, 83,040 units; and all executive officers as a group, 1,449,512 units. Each unit has a value equal to the fair market value of a share of Common Stock and receives dividend equivalents but does not have any voting rights. These units will be paid in shares of Common Stock at vesting or, in certain circumstances, after termination of employment.

(6)	Includes, for each of the following directors, 4,000 shares of Common Stock which such individuals could acquire within 60 days after March 1, 2004 through the exercise of stock options: Mr. Belk, Mr. Coker, Mr. Dowd, Dr. Feldstein, Mr. Fulton, Mr. Guinn, Dr. Massey, Mr. McMillan, Ms. Mitchell, Mr. Sloan, Mrs. Spangler, Mr. Townsend, Ms. Ward and Mr. Williams.

(7)	Messrs. Barnet, Collins, Countryman, Gifford, May, McQuade and Ryan joined the Board upon the merger of FleetBoston into the Corporation on April 1, 2004. Amounts shown reflect ownership of Common Stock as if their FleetBoston shares had been converted as of March 1, 2004.

(8)	Includes 27,023 stock units held under the FleetBoston Directors Deferred Compensation and Stock Unit Plan (the “FleetBoston Director Stock Unit Plan”) and a total of 3,457 shares of Common Stock owned by certain family members and Barnet Foundation, Barnet Foundation Trust and Barnet Development Corporation.

(9)	Messrs. Belk, Dowd, Townsend and Williams and Dr. Feldstein retired from the Board upon the merger of FleetBoston into the Corporation on April 1, 2004.

(10)	Includes 21,973 shares of Common Stock over which Mr. Belk shares voting and investment power.

(11)	Includes 672,000 shares of Common Stock which Ms. Brinkley could acquire within 60 days after March 1, 2004 through the exercise of stock options.

(12)	Includes 705,000 shares of Common Stock which Mr. Brown could acquire within 60 days after March 1, 2004 through the exercise of stock options. Mr. Brown has announced his retirement from active employment effective June 30, 2004.

(13)	Includes 103,000 shares of Common Stock owned by Mr. Coker’s wife over which he shares voting and investment power.

(14)	Includes 11,815 stock units held under the FleetBoston Director Stock Unit Plan.

(15)	Includes 4,856 stock units held under the FleetBoston Director Stock Unit Plan, 6,452 stock units held under the BankBoston Director Retirement Benefits Exchange Program (the “BKB Exchange Program”), 188 stock units held under the BankBoston Director Stock Award Plan (the “BKB Director Stock Award Program”), 3,945 shares that Mr. Countryman could acquire within 60 days after March 1, 2004 under the BankBoston Director Stock Option Plan for Non-Employee Directors (the “BKB Director Stock Option Plan”) and 118 shares of Common Stock owned by his spouse.

(16)	Includes 415,000 shares of Common Stock which Mr. DeMartini could acquire within 60 days after March 1, 2004 through the exercise of stock options. Mr. DeMartini retired from the Corporation on April 1, 2004.

(17)	Includes 453,931 shares of Common Stock which Ms. Desoer could acquire within 60 days after March 1, 2004 through the exercise of stock options.

(18)	Includes 2,263 shares of Common Stock owned by Dr. Feldstein’s husband over which she shares voting and investment power.

(19)	Includes 200 shares of Common Stock owned by Mr. Fulton’s wife over which he disclaims beneficial ownership.

(20)

Includes 1,152,983 shares that Mr. Gifford could acquire within 60 days after March 1, 2004 under FleetBoston’s long-term incentive plans, 6,511 restricted shares granted under those plans which fully vested upon the completion of the merger of FleetBoston into the Corporation on April 1, 2004 and as to which Mr. Gifford has sole voting but no investment authority, 545 shares held as a custodian for two of his children, 272 shares that he owns jointly with one of his children, a total of 148,831 shares held by two trusts under which Mr. Gifford and members of his family are beneficiaries, 83,295 performance restricted stock units and 80,210 restricted stock units.

(21)	Mr. Guinn shares voting and investment power over these shares of Common Stock.

(22)	Includes 4,000 shares of Common Stock held jointly with Mr. Hance’s wife over which he shares voting and investment power, and 1,465,000 shares of Common Stock which Mr. Hance could acquire within 60 days after March 1, 2004 through the exercise of stock options. Does not include 6,000 shares of Common Stock held by his wife over which he disclaims beneficial ownership.

(23)	Includes 1,565,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after March 1, 2004 through the exercise of stock options.

(24)	Includes 8,421 stock units held under the FleetBoston Director Stock Unit Plan, 1,183 stock units held under the BKB Exchange Program, 2,077 stock units held under the BKB Director Stock Award Plan, an interest in 628 shares under a deferred compensation plan of Mr. May’s current employer, 3,945 shares that Mr. May could acquire within 60 days after March 1, 2004 under the BKB Director Stock Option Plan and 225 shares of Common Stock jointly held with his spouse.

(25)	Includes 613,607 shares which Mr. McQuade could acquire within 60 days after March 1, 2004 under FleetBoston’s long-term incentive plans, 5,065 restricted shares granted under those plans which fully vested upon the completion of the merger of FleetBoston into the Corporation on April 1, 2004, and as to which Mr. McQuade has sole voting but no investment authority, a total of 284 shares held as custodian for two of his children, 69,413 performance restricted stock units and 64,168 restricted stock units.

(26)	Includes 10,614 stock units held under the FleetBoston Director Stock Unit Plan and 277 shares owned by Mr. Ryan’s spouse.

(27)	Includes 400 shares of Common Stock over which Mr. Sloan shares voting and investment power.

(28)	Includes 15,980,236 shares of Common Stock owned by Mrs. Spangler’s husband, certain other family members for whom Mrs. Spangler’s husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., C. D. Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler’s husband, over which Mrs. Spangler shares voting and investment power.

(29)	Includes 711,000 shares of Common Stock which Mr. Taylor could acquire within 60 days after March 1, 2004 through the exercise of stock options.

(30)	Includes 7,817,411 shares of Common Stock which such persons could acquire within 60 days after March 1, 2004 through the exercise of stock options. Of these 28,326,735 shares of Common Stock, such persons had sole voting and investment power over 12,121,834 shares of Common Stock and shared voting or investment power or both over 16,204,901 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and certain of its officers to file reports with the Securities and Exchange Commission indicating their holdings of, and transactions in, the Corporation’s equity securities. Based solely on a review of the copies of such reports it received, and written representations from reporting persons, the Corporation believes that, during 2003, its reporting persons complied with all Section 16(a) filing requirements, except that Marc D. Oken filed a late Form 4 relating to the sale of 1,400 shares of Common Stock from his father’s estate.

Executive Compensation

Summary Compensation Table. The following table sets forth the compensation paid to the named individuals for services rendered to the Corporation and its subsidiaries during the periods indicated.

						Long Term Compensation
		Annual Compensation				Awards
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)		Restricted Stock Awards ($)(2)(4)		Securities Underlying Options (#)(5)		All Other Compensation ($)(6)
Kenneth D. Lewis Chairman, President and Chief Executive Officer	2003 2002 2001	1,500,000 1,500,000 1,333,333	5,375,000 5,375,000 5,200,000	— — —		10,757,859 11,337,655 0		200,000 200,000 750,000		148,672 149,894 152,731

James H. Hance, Jr. Vice Chairman and Chief Financial Officer	2003 2002 2001	1,250,000 1,250,000 1,166,667	4,125,000 4,125,000 3,600,000	— — —		6,165,224 6,673,365 0		100,000 100,000 450,000		150,666 146,671 158,344

Amy Woods Brinkley Chief Risk Officer	2003 2002 2001	800,000 775,000 700,000	2,595,000 2,595,000 1,300,000	— 10,551 15,381	(7) (7)	3,120,053 3,474,216 0		100,000 100,000 250,000		93,301 92,581 113,910

Barbara J. Desoer President, Consumer Products	2003 2002 2001	645,833 600,000 550,000	2,595,000 2,335,000 1,000,000	— — 5,856	(7)	2,950,305 2,911,410 0		100,000 100,000 210,000		90,352 82,784 250,687

R. Eugene Taylor President, Consumer and Commercial Banking	2003 2002 2001	700,000 700,000 700,000	2,530,000 2,530,000 1,250,000	— 159,074 218,806	(8) (8)	2,915,393 3,257,482 0		100,000 100,000 250,000		88,682 88,177 97,321

Edward J. Brown III President, Global Corporate and Investment Banking(9)	2003 2002 2001	700,000 700,000 700,000	2,400,000 2,400,000 2,750,000	5,147 28,540 876,695	(7) (7) (10)	2,536,011 2,854,386 1,545,779	(11)	100,000 100,000 250,000		96,899 89,844 88,105

Richard M. DeMartini President, Asset Management(12)	2003 2002 2001	500,000 500,000 423,611	4,000,000 2,725,000 3,400,000	— — —		0 3,771,803 1,978,554	(11)	0 100,000 520,000	(13)	25,000 10,000 0

(1)	The listed positions are those occupied during 2003.

(2)	Beginning in 2002, under the Executive Incentive Compensation Plan (“EIC Plan”) and the Equity Incentive Program, the compensation committee determines an incentive award based on performance for the year which is delivered part in cash and part in the form of restricted stock shares or restricted stock units (collectively, “restricted stock”) to be earned and paid over time. Accordingly, the cash portion of the award is shown as Annual Compensation under the Bonus column and the restricted stock portion is shown as a Long Term Compensation Award under the Restricted Stock Awards column. The value of the restricted stock awards for 2003 is based on a closing price of $81.57 per share on February 13, 2004, the grant date for the awards. Each such restricted stock award vests on the third anniversary of the grant date if the named executive officer remains employed with the Corporation through that date. The executive receives dividends (or dividend equivalents) on the restricted stock payable in cash prior to vesting.

(3)	Excludes perquisites and other personal benefits that, in the aggregate, do not exceed $50,000 for any year.

(4)	As of December 31, 2003, the named executive officers held the following number of shares of restricted stock with the following values (based on the closing price of $80.43 per share on December 31, 2003): Mr. Lewis — 464,624 shares valued at $37,369,708; Mr. Hance — 396,898 shares valued at $31,922,506; Ms. Brinkley — 50,446 shares valued at $4,057,372; Ms. Desoer — 42,274 shares valued at $3,400,098; Mr. Taylor — 47,299 shares valued at $3,804,259; Mr. Brown — 61,502 shares valued at $4,946,606; and Mr. DeMartini — 76,462 shares valued at $6,149,839.

(5)	Stock option grants reported for each year include grants made the following year for performance in the year indicated.

(6)	For 2003, consists of: (a) matching contributions by the Corporation under certain defined contribution plans (Mr. Lewis — $125,000; Mr. Hance — $112,500; Ms. Brinkley — $90,000; Ms. Desoer — $82,292; Mr. Taylor — $85,000; Mr. Brown — $85,000; and Mr. DeMartini — $25,000); (b) the value of coverage under split dollar life insurance arrangements (Mr. Lewis — $21,272 and Mr. Hance — $28,986); and (c) the cost of monitoring and servicing home security systems and the provision of secured parking, all as required by company policy (Mr. Lewis — $2,400; Mr. Hance — $9,180; Ms. Brinkley — $3,301; Ms. Desoer — $8,060; Mr. Taylor — $3,682; and Mr. Brown — $11,899). In 2003 and 2002, no premiums were paid under split dollar life insurance arrangements for the executive officers.

(7)	Consists of certain payments for taxes.

(8)	For 2001, includes $217,306 for relocation expenses. For 2002, includes $71,687 related to payments for taxes and $70,000 for a local club membership.

(9)	Mr. Brown has announced his retirement from active employment effective June 30, 2004. See “Employment Agreements with Certain Executive Officers.”

(10)	In connection with Mr. Brown’s relocation to San Francisco in 1998, the Corporation agreed to advance funds to secure appropriate housing. In connection with his subsequent relocation to Charlotte in 2001, his house was sold and the advance was repaid in full. The amount shown for 2001 consists of imputed interest and other expenses of $717,136 related to the San Francisco relocation and $159,559 in expenses related to the Charlotte relocation.

(11)	On February 15, 2002, the Corporation granted restricted stock units to certain of the named executive officers (Mr. Brown — 25,424 shares and Mr. DeMartini — 32,542 shares) as part of their 2001 annual incentive award under the Corporation’s Equity Incentive Program. The value for these units is based on the closing price of $60.80 per share on February 15, 2002. Restricted stock units for these executives become vested in three equal installments on the first three anniversaries of the grant date. The executives have the right to receive dividend equivalents on these units prior to payment as if the units were actual shares of Common Stock. Mr. DeMartini’s units were paid in shares of Common Stock upon his retirement (see footnote 12 below), and Mr. Brown’s units will be payable in shares of Common Stock in the year following his termination of employment.

(12)	Mr. DeMartini’s employment with the Corporation ended April 1, 2004. See “Employment Agreements with Certain Executive Officers.”

(13)	Mr. DeMartini received a stock option grant covering 310,000 shares in March 2001 in connection with his accepting employment with the Corporation, and he received a stock option grant in February 2002 covering 210,000 shares for calendar year 2001 performance.

Option Grants.    The following table shows the number and value of stock option grants made in February 2004 related to 2003 performance.

Option Grants for 2003 (1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 2003	Exercise Price ($ per Share)	Expiration Date	Grant Date Present Value ($)(2)
Kenneth D. Lewis	200,000	0.65%	81.55	February 2, 2014	2,234,000
James H. Hance, Jr.	100,000	0.33%	81.55	February 2, 2014	1,117,000
Amy Woods Brinkley	100,000	0.33%	81.55	February 2, 2014	1,117,000
Barbara J. Desoer	100,000	0.33%	81.55	February 2, 2014	1,117,000
R. Eugene Taylor	100,000	0.33%	81.55	February 2, 2014	1,117,000
Edward J. Brown III	100,000	0.33%	81.55	February 2, 2014	1,117,000
Richard M. DeMartini	0	—	—	—	—

(1)	All options: (i) are nonqualified; (ii) have an exercise price equal to the fair market value on the date of grant; (iii) have a 10-year term; (iv) vest 100% on February 2, 2007; (v) continue to be exercisable following termination of employment in certain circumstances; and (vi) are otherwise subject to the terms and provisions of the Bank of America Corporation 2003 Key Associate Stock Plan (the “Stock Plan”).

Certain of the shares acquired upon exercise must be held for a period of 3 years following exercise (or until termination of employment, if earlier).

(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming: (i) an expected volatility of 0.2212; (ii) an expected dividend yield of 4.56%; (iii) a risk-free interest rate of 3.362%; (iv) an option term of five years; and (v) no discounts for nontransferability or risk of forfeiture. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.

Option Exercises and Year-End Option Values.    The following table shows information regarding the value of options exercised during 2003 and certain information about unexercised options at year-end.

Aggregated Option Exercises in 2003 and 2003 Year-End Option Values (1)

	Options Exercised During 2003		Number of Securities Underlying Unexercised Options on December 31, 2003 (#)		Value of Unexercised In-the- Money Options on December 31, 2003 ($)(3)
	Shares Acquired On Exercise (#)	Value Realized ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth D. Lewis	400,000	20,307,268	1,565,000	775,000	13,397,950	10,417,250
James H. Hance, Jr.	250,000	12,729,525	1,565,000	525,000	18,580,075	6,516,750
Amy Woods Brinkley	95,000	4,828,056	640,000	295,000	16,578,188	5,324,250
Barbara J. Desoer	76,296	1,957,065	428,279	265,000	9,153,712	4,671,350
R. Eugene Taylor	0	0	706,000	305,000	20,031,780	5,595,750
Edward J. Brown III	150,000	7,691,670	655,000	325,000	15,794,400	6,138,750
Richard M. DeMartini	0	0	311,667	308,333	8,427,627	6,254,973

(1)	Certain executives exercised and sold options pursuant to pre-established 10b5-1 trading plans. The principal purpose of these trading plans is to provide an orderly disposition of options prior to their expiration.

(2)	Value represents market value at exercise less the exercise price.

(3)	Value represents the difference between the exercise price and the market value of Common Stock of $80.43 on December 31, 2003. An option is “in-the-money” if the market value of Common Stock exceeds the exercise price.

Retirement Plans

Bank of America Pension Plan.    The Corporation sponsors The Bank of America Pension Plan (the “Pension Plan”), a tax-qualified cash balance pension plan which is available to nearly all of the associates of the Corporation and its subsidiaries (subject to certain minimum service requirements).

The Pension Plan expresses benefits as a hypothetical cash balance account established in each participant’s name. A participant’s account receives two forms of credits: “compensation credits” and “investment credits.”

Compensation credits equal a percentage of a participant’s compensation. “Compensation” for this purpose includes both salary and bonus as described in the Summary Compensation Table, but subject to the compensation limit applicable to tax-qualified plans ($200,000 for 2003). The applicable compensation credit percentage ranges between 2% and 8% depending on the participant’s combined age and years of “benefit service” as of the start of each plan year.

“Investment credits” are based on the performance of certain hypothetical investment measures selected by the participant from a menu of investment measures (which correspond to the investment funds available under The Bank of America 401(k) Plan).

At termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

The Pension Plan also includes certain protected minimum benefits, some of which relate to pension formulas from prior pension plans that have merged into the Pension Plan and some of which relate to the conversion to a cash balance form of plan. One of these protected minimum benefits guarantees that the cash balance account will not be less than the opening cash balance account at conversion plus subsequent compensation credits.

Pension Restoration Plan.    The Corporation sponsors the Bank of America Pension Restoration Plan (the “Pension Restoration Plan”), a non-qualified deferred compensation plan. The Pension Restoration Plan provides “make up” benefits for participants in the Pension Plan whose Pension Plan benefits are reduced due to certain limits applicable to tax-qualified plans (such as the compensation limit described above) or due to participation in certain non-qualified deferred compensation plans. However, no benefits are accrued under the Pension Restoration Plan on incentive compensation awards to the extent exceeding $1.0 million. Pension Restoration Plan benefits are generally payable at the same time and in the same form as Pension Plan benefits, subject to limited exceptions.

Frozen SERP.    Certain of the named executive officers participate in the Bank of America Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan (the “SERP”). Consistent with the Corporation’s pay-for-performance philosophy, the SERP was frozen effective December 31, 2002, and as a result no further benefits accrue under the SERP. Prior to being frozen, the SERP provided a target retirement benefit expressed as a percentage of final average compensation, offset by benefits from the Pension Plan, Pension Restoration Plan and Social Security. SERP participants will be eligible to receive the portion of their SERP benefits accrued through December 31, 2002 following their retirement in the form of a joint and 75% survivor annuity. Actuarially equivalent lump sum and installment payment options may also be elected.

Estimated Annual Benefits Payable to Named Executive Officers.    The following table provides the estimated annual benefits from all of the sources described above, payable as a joint and 75% survivor annuity commencing at normal retirement age (age 60) for each of the named executive officers based on accruals through December 31, 2003, and projecting cash balance accounts under the Pension Plan and Pension Restoration Plan to age 60 at 4.76% (which is the statutory interest rate applicable to the Pension Plan for 2003):

Name	Year of 60th Birthday	Estimated Annual Benefit ($)
Kenneth D. Lewis	2007	3,486,425
James H. Hance, Jr.	2004	2,635,847
Amy Woods Brinkley	2016	1,337,776
Barbara J. Desoer	2012	888,488
R. Eugene Taylor	2007	1,118,558
Edward J. Brown III	2008	2,383,909
Richard M. DeMartini	2012	17,998

Deferred Compensation Plan.    Messrs. Lewis, Taylor and Brown also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the “Deferred Compensation Plan”) which was established by the Corporation as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his or her deferrals, along with interest, following the participant’s termination of employment. The annual rate of interest depends on the participant’s age and years of service at termination and will be approximately 13% (in the case of normal retirement or “special” early retirement), 11% (in the case of “regular” early retirement) or 8% (in the case of termination prior to “regular” early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; “special” early retirement means termination of employment following attainment of age 55 with 20 years of service; and “regular” early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant’s “regular” early retirement benefit (or the participant’s “special” early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for “regular” early retirement may, in effect, receive a return on the participant’s deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for “regular” early retirement.

Special Compensation Arrangements

Benefit Security Trust.    The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the “Trust”), which is a “grantor trust” under Section 671 of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust by the Corporation and its participating subsidiaries are discretionary from time to time. In that regard, the Corporation has made cumulative contributions of $231.8 million to the Trust through December 31, 2003. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an “Event of Insolvency” (as such term is defined in the Trust). The fair market value of assets held in the Trust as of December 31, 2003 was $361.7 million.

Employment Agreements with Certain Executive Officers.    In connection with the merger of the Corporation and the former BankAmerica Corporation, the Corporation entered into three-year employment agreements with each of Messrs. Lewis and Hance commencing September 30, 1998. The employment agreements were amended in 2001 to extend the term of the agreements through September 30, 2004. Under each of these employment agreements, the executive will receive the following compensation during the employment period: (i) annual base salary of not less than $1.5 million for Mr. Lewis and $1.25 million for Mr. Hance; (ii) eligibility for an annual bonus and other benefits on a basis no less favorable than peer executives of the Corporation; (iii) an award of restricted stock on September 30, 1998; and (iv) a minimum annual pension benefit of $2.0 million. In the case of termination by the Corporation other than for “cause” or termination by the executive for “good reason” (as those terms are defined in each employment agreement), the executive will receive a cash severance payment equal to the base salary and bonus (based on the highest bonus earned in the three years before the termination date) for the unfinished portion of the employment period. In certain circumstances, the executive may also have the right to payment for any tax imposed with respect to compensation under his employment agreement under section 4999 of the Internal Revenue Code (or any similar tax). In December 2003, as requested by Mr. Lewis, the Board approved the immediate termination of his employment agreement. As a result, Mr. Lewis now performs services for the Corporation without a written employment agreement.

The Corporation and Mr. DeMartini entered into an employment agreement in effect from February 26, 2001 through February 26, 2003. The employment agreement included certain provisions that could have been triggered if his employment had been terminated under certain circumstances between February 26, 2003 and February 26, 2004. In February 2004, the Corporation and Mr. DeMartini entered into a further agreement related to his departure from the Corporation effective April 1, 2004. Under this agreement, Mr. DeMartini is eligible for a cash incentive award for his employment services from January 1, 2004 to April 1, 2004 in the target amount of $2.0 million. The compensation committee will determine the actual amount of this award based on its review of Mr. DeMartini’s performance during that period. Mr. DeMartini will also be available to provide consulting services during the period from April 1, 2004 through December 31, 2004 related to the transition of his position, and Mr. DeMartini will be subject to certain post-termination covenants, including covenants related to non-solicitation of the Corporation’s associates and customers. In consideration for these consulting services and covenants, the Corporation will provide Mr. DeMartini with: (i) salary continuation through December 31, 2004; (ii) continued coverage under the Corporation’s health and welfare plans through December 31, 2004 (unless he receives comparable coverage from a new employer prior to December 31, 2004); (iii) access to an office through December 31, 2004 (unless he obtains new employment prior to December 31, 2004); and (iv) a lump sum cash payment in the amount of $2.0 million payable as soon as administratively practicable after January 1, 2005.

Mr. Brown will retire from active employment effective June 30, 2004. He will remain available to assist in the transition of GCIB leadership through December 31, 2004. For his services, Mr. Brown will continue to receive his current rate of base salary through December 31, 2004 and a cash incentive award payable in 2005 reflecting his services during 2004.

Stock Performance Graph

The following graph compares the yearly percentage change in the Corporation’s cumulative total stockholders’ return on the Common Stock with: (i) Standard & Poor’s 500 Index; and (ii) Standard & Poor’s Global Industry Classification Standard (“GICS”) Bank Industry Index for the years ended 1999 to 2003, inclusive.

The graph assumes an initial investment of $100 at the end of 1998 and the reinvestment of all dividends during the periods indicated.

Compensation Committee Report

The compensation committee of the Board provides overall guidance to the Corporation’s executive compensation programs and stock incentive plans. For 2003 executive compensation decisions, the members of the compensation committee were Mr. Sloan (chair), Mr. Fulton, Mrs. Spangler and Mr. Virgil R. Williams, who retired from the Board on April 1, 2004.

The compensation committee makes recommendations to the Board regarding the compensation of the Chief Executive Officer and any other executive officer who also serves as a director. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the compensation committee about his compensation. The Board (other than any directors who are executive officers) must approve all compensation actions regarding the Chief Executive Officer and any other executive officer who also served as a director. During 2003, the Board approved all such actions which were recommended by the compensation committee related to the compensation of the Chief Executive Officer and any other executive officer who also served as a director.

General Executive Compensation Policies. The Corporation’s executive compensation policies have two primary goals: (1) to reward executive officers for superior performance; and (2) to attract and retain the highest quality executive officers. The compensation committee measures performance based on achievement of a variety of goals set each year, which may be either corporate or business unit focused depending on the executive officer’s position and scope of responsibility. These goals address three areas of achievement: (1) customer satisfaction; (2) associate satisfaction; and (3) stockholder satisfaction. The compensation committee measures stockholder satisfaction by reviewing objective data concerning the Corporation’s financial performance, with a particular focus on revenue growth, net income growth, operating earnings per share growth, shareholder value added growth, return on equity and total stockholder return. The compensation committee’s final determination as to an executive officer’s performance for the year is based on an analysis of the applicable performance measures without any particular weighting given to any one measure. In addition to measuring performance against internal goals set on an annual basis, the compensation committee considers performance compared to performance of the Corporation’s compensation competitor group described in more detail below. The compensation committee reviews performance against these various measures for each year, as well as for a prior multi-year period to identify consistent performance over a period of time.

The Corporation’s executive compensation guidelines include the following key principles:

•	Each year the compensation committee will determine a target total compensation package for the year (including base salary, cash incentive compensation, restricted stock awards and stock option awards). The actual amount of total compensation will vary based on the compensation committee’s review of the Corporation’s and executive officer’s performance for the year relative to target. The purpose of this process is to create an increasingly variable total compensation package that will place a larger portion of compensation at risk and significantly reward superior performance.

•	The compensation committee believes that stock ownership by the executive officers is the best way to align the interests of the executive officers with those of the Corporation’s stockholders. Each executive officer’s target total compensation package includes a combination of restricted stock and stock option awards in furtherance of this stock ownership goal, and these stock components comprise the majority of the target total compensation package. For performance in 2003, as in 2002, the compensation committee placed greater emphasis on restricted stock awards rather than stock options as a means to increase long-term stock ownership by the executive officers. Also for 2003 stock option awards, like the 2002 awards, executive officers must hold certain shares acquired upon exercise of stock options for a three-year period after exercise, as described in more detail below.

•	Generally, the compensation committee establishes target financial performance goals to usually correspond to superior performance. The compensation committee expects target total compensation to approximate the median to high quartile of the competitor group for achieving this level of performance.

In establishing the target total compensation package for each year and in considering the appropriate performance measures, the compensation committee reviews compensation practices for executives in comparable positions at a competitor group of the largest United States bank holding companies and diversified financial services companies,* as well as certain leading United States (generally, Fortune 20) non-financial services companies. This competitor group may change from year to year depending on changes in the marketplace and the business focus of the Corporation, and will generally not correspond to the large list of bank holding companies comprising the S&P GICS Bank Industry Index used in the stock performance graph. In addition, the compensation committee receives counsel from an independent executive compensation consultant, which it meets with regularly without the presence of management.

The target total compensation package contains four primary components: base salary, cash incentives, restricted stock awards and stock option awards. Each of these components is described in greater detail below.** Because base salary is designed to constitute only a minor portion of an executive officer’s total compensation package assuming target performance, the Corporation’s and executive officer’s performance for the year drives the vast majority of the executive officer’s compensation for the year. The restricted stock and stock option awards generally will comprise a majority of the total compensation package at target performance.

1. Base salary. The relative levels of base salary for the executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Corporation and to be part of a competitive total compensation package in light of compensation practices at the group of competitor institutions described above.

2. Cash incentives. The Corporation provides performance-related annual cash incentive compensation to its executive officers under the stockholder-approved Executive Incentive Compensation Plan (“EIC Plan”). Under the EIC Plan’s compensation formula, participating executive officers may receive maximum deductible incentive compensation for a year up to 0.20% of the Corporation’s net income for that year. The compensation committee determines the actual amount of the incentive compensation based on the compensation committee’s overall assessment of the executive officer’s individual performance for the year relative to established goals and in light of competitive market practices at the group of competitor institutions described above.

3. Restricted stock awards. As mentioned above, the compensation committee believes that stock ownership by the executive officers best aligns the interests of the executive officers with those of the Corporation’s stockholders. The compensation committee uses awards of restricted stock made as part of the annual incentive award as an important means to this end. Under the EIC Plan, the compensation committee can determine to make all or any portion of the annual incentive award in the form of an award of restricted stock granted under the Stock Plan. The portion of the total incentive award to be delivered as restricted stock is determined under the Corporation’s Equity Incentive Program, although the compensation committee may make certain adjustments under the EIC Plan to either increase or decrease the total percentage of the award delivered as restricted stock. However, in no event will the total value of the annual incentive award (i.e., the cash and restricted stock portions combined) exceed the maximum deductible amount under the EIC Plan formula described above. The restricted stock does not become earned and payable until the third anniversary of the grant date. Unearned restricted stock will be subject to forfeiture in the case of termination of employment under certain circumstances.

4. Stock option awards. The compensation committee believes that stock option awards made as part of a broader performance-based compensation program can create a strong link to long-term financial results, particularly if the awards have appropriate vesting and other provisions that encourage a long-term perspective by the executive officers. The compensation committee determines the actual stock option award for an executive officer for a year based on the same review of performance as applicable to the executive officer’s cash incentive and restricted stock awards for the year as described above. The stock options granted under the Stock Plan have an exercise price not less than fair market value of the Common Stock on the date of grant. The compensation committee intends that awards made under the Stock Plan include vesting conditions that encourage an executive officer to

* For 2003, the competitor group of the largest United States bank holding companies and diversified financial services companies used by the compensation committee consisted of the following nine companies: Bank One, Citigroup, FleetBoston, Goldman Sachs, JP Morgan Chase, Merrill Lynch, Morgan Stanley, Wachovia and Wells Fargo.

** Executive officers also participate in the Corporation’s various qualified and certain non-qualified employee benefit plans designed to provide retirement income. Consistent with the Corporation’s pay-for-performance philosophy, the Corporation froze benefits effective December 31, 2002 under the SERP in which certain of the named executive officers participate. Accordingly, no additional benefits accrue under the SERP for compensation or service for periods beginning after December 31, 2002. See “Retirement Plans” above.

remain with the Corporation over a period of years. In that regard, stock option awards to the executive officers for 2003 include a three-year cliff vesting requirement. In addition, for 2003 awards, any gains realized by an executive officer upon exercise (net of taxes) must be held by the executive officer in the form of shares of Common Stock for a period of three years following exercise (or until termination of employment, if earlier).

Section 162(m). Compensation decisions for the executive officers are made with full consideration of the Code Section 162(m) implications. (Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes “performance-based compensation” from this limit.) Amounts awarded under the EIC Plan (both the cash and restricted stock components) are intended to constitute “performance-based compensation” under Code Section 162(m). Likewise, compensation realized by executive officers through the exercise of stock options should be fully deductible to the Corporation as “performance-based compensation” under Section 162(m).

Policy on Future Severance Agreements. During 2002, the Corporation adopted a Policy on Future Severance Agreements. Pursuant to this Policy, the Corporation will not enter into employment or severance agreements with its named executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by the stockholders. The Policy applies to any employment or severance agreements entered into with named executive officers after the Policy’s effective date, April 24, 2002, or to any prior employment or severance agreements that are modified, extended or renewed after the Policy’s effective date.

2003 Compensation for Mr. Lewis. The general policies and guidelines described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation committee and approved by the Board (other than any directors who are executive officers) with respect to the 2003 compensation for Mr. Lewis as the Corporation’s Chief Executive Officer.

Mr. Lewis’s annual rate of base salary remained unchanged at $1.5 million for 2003.

During 2003, the compensation committee established a total compensation package for Mr. Lewis assuming target performance by the Corporation, including a target cash incentive award, restricted stock award and stock option award. The actual cash incentive award, restricted stock award and stock option award made to Mr. Lewis for 2003 shown in the Summary Compensation Table approximated the target award for Mr. Lewis established by the compensation committee earlier in the year. The compensation committee based these awards on its analysis of the Corporation’s performance for the year and over a multi-year period after reviewing results for the performance measures described above and in light of the Corporation’s performance relative to the competitor group. In particular, the compensation committee observed that the Corporation achieved above-target performance in stockholder satisfaction measured against all of the key financial performance goals established earlier in the year (revenue growth, net income growth, operating earnings per share growth, shareholder value added growth and return on equity), and that the Corporation has demonstrated consistently strong performance over a multi-year period under Mr. Lewis’s leadership.

Submitted by the 2003 Compensation Committee of the Board:

O. Temple Sloan, Jr., Chair

Paul Fulton

Meredith R. Spangler

Virgil R. Williams (retired from the Board on April 1, 2004)

Compensation Committee Interlocks and Insider Participation

Messrs. Sloan, Fulton and Williams and Mrs. Spangler served on the compensation committee during 2003, and Messrs. Coker, Countryman, Fulton and Sloan currently serve on the compensation committee. None of these individuals is or has been an officer or employee of the Corporation.

Certain Transactions

A number of the Corporation’s directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation’s banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In the ordinary course of business, the Corporation also performs investment banking, financial advisory and other services for entities with which its directors are affiliated.

In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

Ms. Brinkley’s spouse is a partner in a law firm that has regularly provided legal services to the Corporation for over 40 years. In 2003, the law firm received approximately $8,700,000 for services provided to the Corporation and its subsidiaries, the majority of which was paid by customers of the Corporation. As of December 31, 2003, Ms. Brinkley’s spouse was one of 46 partners in this law firm.

The Corporation leases space for banking centers from subsidiaries of Highwoods Properties, Inc., a company of which Mr. Sloan is Chairman. In 2003, the Corporation paid rental and related charges of approximately $3,050,000 for these centers. Mr. Sloan is neither an executive officer nor an employee of Highwoods.

Audit Committee Report

The audit committee currently consists of four members of the Board, each of whom is independent of the Corporation and its management, as defined by the New York Stock Exchange listing standards. The Board has adopted, and annually reviews, an audit committee charter. The charter specifies the scope of the audit committee’s responsibilities and how it carries out those responsibilities.

The audit committee has reviewed and discussed the Corporation’s December 31, 2003 audited financial statements with management and with PricewaterhouseCoopers LLP, the Corporation’s independent public accountants (“PwC”). The audit committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The audit committee also has received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC their independence from the Corporation. The audit committee also has considered whether the provision of non-audit services to the Corporation is compatible with PwC’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the December 31, 2003 audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

Submitted by the 2003 Audit Committee of the Board:

Donald E. Guinn, Chair

Frank Dowd, IV (retired from the Board on April 1, 2004)

C. Steven McMillan

Ronald Townsend (retired from the Board on April 1, 2004)

ITEM 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The audit committee has approved the selection of PwC as independent public accountants to audit the books of the Corporation and its subsidiaries for the year ending December 31, 2004, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the stockholders vote in favor of ratifying the selection of PwC for the purposes set forth above. If the stockholders do not ratify the selection of PwC, the audit committee will consider a change in auditors for the next year.

PwC has advised the Corporation that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Independence Standards Board and federal securities laws administered by the Securities and Exchange Commission. Representatives of PwC will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

During 2003, PwC’s fees for services rendered equaled $37,500,000, and PwC’s fees for services for 2002 were $39,600,000. These amounts are divided into the following four categories:

Audit Fees

PwC’s 2003 fees related to the audit of the Corporation’s consolidated financial statements, the audit of statutory and subsidiary financial statements, the issuance of comfort letters and SEC consents were $17,800,000. PwC’s audit fees for 2002 were $16,100,000.

Audit-Related Fees

PwC billed the Corporation $5,000,000 for audit-related fees in 2003 and $5,400,000 for audit-related fees in 2002. These fees included other audit and attest services, financial accounting, reporting and compliance matters, risk and controls review and transaction and due diligence services.

Tax Fees

PwC billed the Corporation $13,800,000 for tax compliance, advisory and planning services in 2003, and $14,000,000 for tax compliance, advisory and planning services in 2002.

All Other Fees

PwC billed the Corporation $900,000 for all other fees in 2003, and $4,100,000 for all other fees in 2002. In 2003, these fees were for financial advisory and litigation assistance, and in 2002 these fees also included process-related consulting services and internal audit co-sourcing. The Corporation did not pay any fees to PwC for process-related consulting services and internal audit co-sourcing in 2003.

Pre-approval Policies and Procedures

Under the audit committee’s pre-approval policies and procedures, the audit committee is required to pre-approve all audit and non-audit services performed by the Corporation’s independent accountants. The audit committee pre-approves a list of all services that may be provided by the independent accountant. The scope of specific pre-approved services is categorized into four groups: audit services, audit-related services, tax services and all other services. In addition, the audit committee sets pre-approved fee limits for each of these services. Any type of service that is not within the scope on the list of pre-approved services must be specifically approved by the audit committee or its designee. Any proposed service that is within a pre-approved scope of services but will cause the pre-approved fee limit to be exceeded will also require specific pre-approval by the audit committee or its designee.

The audit committee has delegated pre-approval authority to the audit committee chair, and any pre-approved actions by the audit committee chair as designee are reported to the audit committee for approval at its next scheduled meeting.

All of the fees paid to PwC in 2003 were pre-approved by the audit committee, and there were no services for which the de minimus exception permitted in certain circumstances under SEC rules was utilized.

The Board recommends a vote “FOR” ratifying the selection of PricewaterhouseCoopers LLP as independent public accountants for 2004 (Item 2 on the proxy card).

ITEMS 3 through 7: STOCKHOLDER PROPOSALS

The Corporation has received the stockholder proposals set forth below in Items 3 through 7. For the reasons set forth after each of these proposals, the Board recommends a vote “AGAINST” Items 3 through 7.

ITEM 3: STOCKHOLDER PROPOSAL REGARDING ANNUAL MEETING DATE

The Corporation has received the following stockholder proposal from Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037. As of the record date for the Annual Meeting, Mrs. Davis beneficially owned 466 shares of Common Stock.

Resolved: That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the last Monday in April.

Stockholder’s Statement Supporting Item 3:

Recently the Annual Meetings were held on a date where another major corporation met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet. The Company has been meeting on the SAME date as Verizon, GE, Dupont and others with whom the Bank of America has significant banking relations.

The recent mutual fund scandals and our Bank’s PROMINENT involvement, as well as the firing of Senior Officials and others involved in this messy situation makes MAXIMUM attendance by OUTSIDE independent shareholders MOST desirable. In addition shareholders were REFUSED a transcript of the 2003 annual meeting, the Company stating “it did not keep a transcript.” This is in contrast to policies at other major corporations including financial services companies, where stockholders upon request and in some instances payment of a reasonable fee CAN receive such a transcript. Some owners also wish to have additional information on the FleetBoston proposed merger. Last year the owners of 40,390,281 shares, representing approximately 3.8% of shares voting voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.

The Board recommends a vote “AGAINST” Item 3 for the following reasons:

This proposal was submitted at the 2003, 1998 and 1997 Annual Meetings and was overwhelmingly rejected by the stockholders. Approximately 96%, 96% and 95% of the votes cast voted against this proposal in 2003, 1998 and 1997, respectively. The Board has again considered this proposal and continues to believe that its adoption would not be in the best interests of the Corporation or its stockholders.

The Corporation’s Bylaws provide that the annual meeting of stockholders will be held at a date and time as determined by the Board. The Board believes that it should retain the flexibility provided by the Bylaws to determine the date of the annual meetings so that it may consider all relevant factors. In general, the Board considers the ability to allow sufficient time for the preparation of the Proxy Statement, Annual Report to Stockholders and Annual Report on Form 10-K, the ability to hold the annual meeting as soon after the end of the fiscal year as is practicable, and the ability to coordinate the annual meeting with a regularly scheduled Board meeting. In particular, this year the Board considered the impact of the March 17 special meeting to approve the FleetBoston merger, and the desire to have the former FleetBoston stockholders vote at the Annual Meeting.

The Corporation encourages all stockholders to attend the annual meetings in person. Due to the large number of stockholders, however, it is inevitable that any date selected will be convenient for some stockholders and pose a conflict for others. The Board believes that the flexibility provided by the Bylaws serves the best interests of the Corporation and its stockholders, and that the Corporation should not be limited to the annual meeting date specified in the proposal.

ITEM 4: STOCKHOLDER PROPOSAL REGARDING NOMINATION OF DIRECTORS

The Corporation has received the following stockholder proposal from Frank Coleman Inman, 600 Cherry Drive, #3, Eugene, Oregon 97401-6644. As of the record date for the Annual Meeting, Mr. Inman beneficially owned 14,800 shares of Common Stock.

Resolved: The shareholders recommend that our board of directors nominate at least fifty percent more director nominees than there are open board seats. Shareholders will be provided in the proxy materials with the director nominee names, SEC-required declarations, biographical sketches, and photographs. Then shareholders or legal agents of shareholders will be able to vote their shares for no more than one nominee for each open seat.

From all shares voted, the director nominees with the most votes for the available seats will comprise the new board until the next board election. The board of directors has the discretion of fully endorsing all director nominees or recommending, as they currently do to the shareholders, one director for each open seat.

Stockholder’s Statement Supporting Item 4:

In our typical board elections, stockholders have only one director nominee option for each open board position. Any shareholder(s) can withhold votes for any or all nominees, but lacking alternate director nominees, the election results remain preordained. This lack of options for typical shareholders means that all director nominees will be elected whether most stockholders believe each nominee will represent most shareholders well or not, raising accountability and control issues to many shareholders.

Director priorities other than representing most stockholders have often contributed to corporate downfalls; examples may include Enron and Worldcom. While Bank of America directors have a good overall track record of helping grow shareholder wealth, better director oversight via shareholder choice may increase shareholders’ control of investments.

Similar solutions for shareholder and/or member choice are often recommended by corporate governance experts and are successfully implemented by many organizations, including the publisher of Consumer Reports. Corporate governance may improve most via better board elections, and this practical solution makes sense for most Bank of America shareholders.

The Board recommends a vote “AGAINST” Item 4 for the following reasons:

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Board believes that the current nominating process is the most effective method of ensuring that highly qualified individuals serve on the Board. Under the Corporation’s current procedures, the corporate governance committee of the Board is responsible for reviewing potential candidates for Board membership and recommending nominees to the Board. The corporate governance committee considers all proposed nominees for director, including sitting directors and nominees for whom a stockholder has submitted a written recommendation. (See “Corporate Governance—Director Nomination Process.”)

The Board believes that the proposal would be extremely detrimental to the Corporation’s ability to attract highly-qualified candidates to serve on the Board. It is neither practical nor fair for the Board to ask these candidates to set aside their time and potential other directorship positions to compete in a politicized contest in which they could not be assured of having the recommendation and full support of the entire Board. Accordingly, the Corporation could be denied the services of highly-qualified individuals. Further, in selecting a slate of candidates, the corporate governance committee considers both the qualifications of each individual as well as the qualifications of the group as a whole. The corporate governance committee then nominates those individuals that it believes will individually and together best serve the stockholders. The ambiguity created by having to nominate at least fifty percent more nominees than there are open board seats could result in a Board that together lacks diversity or lacks certain skills and levels of experience.

Under the current procedures, the Board believes that each nominee selected possesses the necessary skills and expertise to best serve the stockholders. The Board does not believe that it is in the best interests of stockholders, or consistent with the Board’s fiduciary duties, to propose additional directors who are not the corporate governance committee’s first choice. Approval of the proposal would require the Board to recommend both the individual who it believes is the best qualified to serve as a director and additional candidates who may be viewed less favorably by the Board. Accordingly, the proposal could result in a fragmented and ineffectual Board.

The Board believes the existing process for evaluating potential candidates, including those proposed by stockholders, is the most efficient way to present stockholders with qualified directors.

ITEM 5: STOCKHOLDER PROPOSAL REGARDING CHARITABLE CONTRIBUTIONS

The Corporation has received the following stockholder proposal from Ms. Virginia M. Brown, 581 Oregon Avenue, Port Allen, Louisiana 70767. As of the record date for the Annual Meeting, Ms. Brown beneficially owned 152 shares of Common Stock.

Resolved: The shareholders request the company to refrain from making direct charitable contributions. If the company wishes, it could pay a dividend and send a note to shareholders suggesting they contribute it to their favorite charity.

Stockholder’s Statement Supporting Item 5:

Thomas Jefferson once wrote, “To compel a man to furnish contributions of money for the propagation of opinions which he disbelieves is sinful and tyrannical.” Choice is a popular word in our culture. Nobel prize winning economist and long time critic of corporate charitable contributions, Milton Friedman, writes about the importance of choice in his book Free To Choose. By making charitable contributions at the corporate level we have usurped the right and duty of individuals to support the charities of their choice. We may also be forcing thousands of people to support causes they may disagree with on a most profound level. For example, abortion rights advocates often use the word choice, without mentioning what the choice is all about, i.e., abortion. Today there are a number of prominent charities advocating the destruction of human embryos for research purposes. These may be more controversial examples, but they illustrate the point. Today, many charities are involved in activities that are divisive and not universally supported. Bank of America employees and shareholders represent a broad range of interests. It is truly impossible to be sensitive to the moral, religious and cultural sensitivities of so many people. Rather than compel our shareholders to support potentially controversial charitable groups we should refrain from giving their money away for them. Let each person choose. The importance of individual choice and the importance of each individual cannot be underestimated.

The Board recommends a vote “AGAINST” Item 5 for the following reasons:

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Board believes that it is critical that the Corporation reinvest in the communities from which its income is derived. Charitable giving is an important component of corporate citizenship. Furthermore, the Board believes that the Corporation benefits financially from such giving by strengthening its communities and more immediately through the benefits of brand awareness and its reputation as a socially responsible company. The Board also recognizes the importance of grants to the Corporation’s overall program implemented in connection with the Community Reinvestment Act (CRA), and the importance of maintaining strong CRA ratings to the continued success of the Corporation.

Extensive research validates the importance of charitable giving, not only to the health of the communities in which the Corporation does business, but also to the loyalty of the Corporation’s customers and stockholders. The Corporation and the Bank of America Foundation measure requests for donations against carefully selected funding criteria adopted and continually modified to most effectively promote the health of the neighborhoods in which the Corporation does business. The Board believes that this garners and protects loyalty to the Corporation’s brand.

In addition, the Foundation makes grants in accordance with employees’ contributions of their volunteer time and their personal charitable dollars, subject to only minimal restrictions above those imposed by the Internal Revenue Code and other applicable laws. The Board believes that these programs demonstrate respect for the values and actions of its employees, and reinforce the Corporation’s culture of embracing diversity and independent thought.

While the Corporation seeks to be responsive to the concerns of all of its stockholders, the size and diversity of this group renders it impracticable to limit charitable or other activities to those with which one stockholder disagrees. Therefore, the Board believes that it is appropriate and in the best interest of the Corporation’s stockholders to maintain its program of thoughtful, focused giving in conjunction with grant-making in recognition of employee volunteerism and giving.

The Corporation and the Foundation have been nationally recognized for their charitable activities, the impact of which on our communities is immeasurable. The Board believes that the benefits to the Corporation through the enhanced strength of its customer base, the increased volume of business due to enhanced brand awareness, and the enhanced ability to attract and retain the most qualified associates, exceed the amounts expended.

ITEM 6: STOCKHOLDER PROPOSAL REGARDING MUTUAL FUND TRADING POLICIES

The Corporation has received the following stockholder proposal from the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006. As of the record date for the Annual Meeting, the Fund beneficially owned 1,000 shares of Common Stock.

Resolved: That the shareholders of Bank of America Corporation (“Bank of America” or the “Company”) urge the Board of Directors to establish a special committee of independent directors to review the Company’s mutual fund trading policies, and as part of the review process, prepare a report to shareholders on the Company’s efforts to comply with all applicable securities laws and regulations.

Stockholder’s Statement Supporting Item 6:

Recent investigations into mutual fund trading practices by New York State Attorney General Elliot Spitzer and the Securities and Exchange Commission have tarnished the image of the mutual fund industry. We believe Bank of America’s reputation for integrity depends in part on its compliance with applicable securities laws and regulations, as well as the prevention of late trading and market timing of mutual fund shares.

Regulators have been examining whether mutual fund companies permitted late trading of mutual funds shares after the order deadline that is used to set mutual fund share prices. Mutual fund companies have also been under investigation for failing to prohibit market timing or rapid trading of mutual fund shares. Both late trading and market timing can harm long-term mutual fund shareholders.

New York State Attorney Elliot Spitzer and the SEC are investigating allegations that Bank of America employees helped hedge fund Canary Capital Partners LLC engage in late trading and market timing of mutual fund shares. FleetBoston Financial, which the Company has agreed to acquire, has also been subpoenaed for records relating to the late trading and market timing of mutual fund shares.

Several Company employees, including the head of Bank of America’s mutual fund operations, have resigned in connection with these investigations. The Company has pledged to reimburse shareholders who lost money because of improper trading and has set aside $100 million for related expenses.

In our opinion, the reputation of Bank of America depends in part on our Company’s compliance with the securities laws, regulations, and industry best practices that apply to the trading of mutual funds. More importantly, it is our belief that the financial interests of Bank of America’s clients must come first. We believe that a Board-level review of our Company’s mutual fund sales practices and trading policies will enhance investors’ faith in Bank of America’s mutual fund products.

The Board recommends a vote “AGAINST” Item 6 for the following reasons:

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Board believes that its efforts to date go well beyond what the proposed shareholder resolution contemplates both in terms of its scope and its independence. Under the Board’s ultimate oversight and direction, and in particular that of its independent audit committee, the Corporation has taken, and continues to take, aggressive steps on a number of fronts to ensure the integrity of its mutual fund operations. These efforts culminated in the Corporation’s agreements in principle on March 15, 2004 with the New York Attorney General (“NYAG”) and the Securities and Exchange Commission (“SEC”) over matters related to improper late day trading and market timing of mutual funds. The provisions of these settlements and the pledges that the Corporation has previously made go well beyond the scope of the requested actions in the shareholder proposal. Adoption of the proposal would create an additional set of requirements that would be unnecessary and potentially conflicting with the broader undertakings to which the Corporation has already committed.

As previously announced, the Corporation has retained various outside experts to assist it in developing a plan to improve mutual fund governance, organizational structure and technology as part of what Chief Executive Officer Ken Lewis described as “a comprehensive roadmap to ensure that our company’s policies and practices in all of our businesses remain at the highest level of industry standards.” These actions included the naming of several key leaders and advisors external to the Corporation. The Corporation engaged Dale Frey, the retired president and chairman of General Electric Investment Corporation, as a special advisor to lead an independent review of the Corporation’s mutual fund policies and practices and to make recommendations to ensure that the Corporation’s mutual fund operations are conducted in the best interest of all of its customers. The Corporation also retained Maureen Scannell Bateman, the former general counsel of State Street Corporation and U.S. Trust, to conduct a complete legal and regulatory compliance review of the Corporation’s mutual fund business and, working as part of the independent review process, to develop any necessary recommendations to ensure the mutual fund business is conducted in the best interest of fund shareholders. In addition, the Corporation engaged Promontory Financial Group to coordinate a detailed review of all technology, control, and compliance systems related to the mutual fund business, including all systems relating to sales, clearing, and derivative and brokerage operations. Substantial efforts have been under way in these regards since October 2003.

Under the agreements in principle with the NYAG and the SEC, the Corporation has agreed to pay $250 million in total disgorgement and restitution and a penalty of $125 million. FleetBoston has agreed to pay $70 million in total disgorgement and restitution and a penalty of $70 million. In addition, the NYAG settlement requires an aggregate reduction in mutual fund fees of $32 million per year for five years across selective non-money market funds in the Nations Fund and FleetBoston mutual fund complexes. The agreements in principle conclude the investigation by the NYAG and the SEC of the Corporation and FleetBoston relating to late day trading and market timing activities, provided that the NYAG and the SEC have reserved the right to continue their respective investigations of and actions against individuals.

As part of these settlements, the Corporation has committed to create best-in-class governance policies for the Nations Funds Board of Trustees, including such criteria as independence and tenure, and to hire a full-time senior officer supporting and reporting exclusively to the board to monitor compliance and to oversee the reasonableness of the mutual fund advisory fees. The settlements will contain additional provisions regarding the implementation of enhanced compliance measures for the Corporation’s mutual fund practices. All such provisions will be under the ultimate supervision of the Board and its independent audit committee.

The Board is committed to being an industry leader with respect to the integrity of mutual fund practices. The Board and the management team are keenly focused on all of these efforts and intend to keep shareholders abreast of the Corporation’s progress on these and future initiatives in the mutual fund area. As noted above, the Board believes that the scope and independence of its efforts go beyond the AFL-CIO’s shareholder proposal and are motivated by exactly the same philosophy and purpose articulated in the AFL-CIO’s statement in support of its proposal.

ITEM 7: STOCKHOLDER PROPOSAL REGARDING PRIVACY AND INFORMATION SECURITY

The Corporation has received the following stockholder proposal from Ms. Karen O’Neill, c/o Harrington Investments, P.O. Box 6108, Napa, California 94581-1108. As of the record date for the Annual Meeting, Ms. O’Neill beneficially owned 100 shares of Common Stock.

Stockholder’s Statement Supporting Item 7:

Whereas; according to a San Francisco Chronicle article dated, October 22, 2003, “A Tough Lesson on Medical Privacy Pakistani transcriber threatens UCSF over back pay”, a woman in Pakistan doing cut-rate clerical work for UCSF Medical Center threatened to post patients’ confidential files on the Internet unless she was paid more money. Some people believe that this demonstrates the danger of “off-shoring” or “outsourcing” work that involves sensitive and confidential personal information or data.

Whereas; U.S. laws maintain strict standards to protect customer/patient confidential data, but these laws are virtually unenforceable overseas.

Whereas; A San Francisco Chronicle article dated October 29, 2003, “BofA to Send Tech Work, Data to India,” stated that India adopted a cyber-crime law several years ago, making it illegal for the first time to steal confidential information from computer files. But since then, only eleven individuals have been charged with violating the law, and just two cases are being prosecuted.

The article also stated: “Tough U.S. laws cannot be enforced overseas, and, more often than not, legal systems abroad are not prepared (or willing) to tackle these difficult, hard to prove cases.”

Therefore, be it resolved that the Board of Directors report to shareholders no later than June 2004 on the company’s policies and procedures for ensuring that all personal and private information pertaining to all Bank of America customers will remain confidential in all business operations “outsourced” to India or any other offshore location. This report should also cover policies relating to those employees of contractors and subcontractors hired by the company.

The Board recommends a vote “AGAINST” Item 7 for the following reasons:

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Board believes that the Corporation has a very strong privacy policy for consumers and detailed, rigorous information security policies and programs. The Board also recognizes that the Corporation is highly regulated and regularly examined on its practices regarding confidentiality and security of customer information and that it follows detailed regulatory guidance on how to handle such information, including the use of third party service providers, both domestic and international.

The Board has approved the Corporation’s information security policy and receives an annual report on the overall status of the program as well as management of the risks and threats and oversight of service providers. The policy calls for active oversight of service providers that is handled pursuant to a risk-based assessment of the amount and sensitivity of the information to which the service provider has access as well as the possible harm that could result. Standard contractual provisions require all service providers who have access to or handle customer information to submit a copy of their information security plan and program designed to meet the requirements of the Corporation’s information security program. The Corporation retains the right to conduct audits of the service provider’s information security program and conducts such audits as appropriate.

The Corporation applies its privacy policy to information about United States consumer customers who obtain financial products and services from the Corporation in the United States, regardless of where that information may be processed or handled. Customer information shared with third party service providers who provide services to the Corporation or perform services for customers on behalf of the Corporation is subject to strict contractual confidentiality provisions.

The Board believes international service providers can often provide secure, faster, high-quality and less-expensive solutions to customers and value to shareholders. Further, the Board believes that the Corporation’s comprehensive privacy and information security policies protect customer information and that additional reports on these matters are not necessary.

PROPOSALS FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

If you would like to have a proposal considered for inclusion in the proxy statement for the 2005 Annual Meeting, you must submit your proposal no later than December 24, 2004.

If you wish to submit a proposal for consideration at the 2005 Annual Meeting, but which will not be included in the proxy statement for such meeting, you must submit your proposal no later than February 7, 2005.

You must submit proposals in writing to the attention of the Corporate Secretary at the following address: Bank of America Corporation, Attention: Corporate Secretary, 100 North Tryon Street, NC1-007-20-01, Charlotte, North Carolina 28255.

Appendix A

BANK OF AMERICA CORPORATION

DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS

No director of Bank of America Corporation (the Corporation) qualifies as independent unless this board of directors affirmatively determines that such director has no material relationship with the Corporation. The commentary to Section 303A.02 of the New York Stock Exchange Listed Company Manual (the NYSE Manual) provides that “a board may adopt and disclose categorical standards to assist it in making determinations of independence.” Independence determinations will be made on an annual basis at the time the board approves director nominees for inclusion in the proxy statement and, if a director is considered for appointment to the board between annual meetings, prior to such appointment. Each director shall notify the board of any change in circumstances that may put his or her independence at issue. If so notified, the board will reevaluate, as promptly as practicable thereafter, such director’s independence.

In order to assist the board in making determinations of independence, any relationship described below shall be presumed material if it existed within the preceding year (and, beginning November 4, 2004, if it existed within the preceding three years):

(a)	the director was an employee of the Corporation or an immediate family member of the director was an executive officer of the Corporation;

(b)	the director or an executive officer of the Corporation who is an immediate family member of the director received more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other deferred compensation for prior service (provided that such compensation was not contingent in any way on continued service);

(c)	the director was affiliated with or employed by the Corporation’s present or former internal or external auditor (or had an immediate family member who was affiliated with or employed in a professional capacity by such internal or external auditor);

(d)	the director was an executive officer of a company in which an executive officer of the Corporation served on the compensation committee of the board of directors (or had an immediate family member who was an executive officer of such company);

(e)	the director was an employee or executive officer, or an immediate family member of the director was an executive officer, of another company that made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available; or

(f)	the director, or an immediate family member of the director who resides in the same home as the director, was employed as an executive officer of a non-profit organization, foundation or university to which the Corporation made discretionary contributions (excluding for this purpose matching funds paid by the Corporation or the Bank of America Foundation as a result of contributions by the Corporation’s directors or employees) that, in any fiscal year exceeded the greater of $1 million or 5% of the entity’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available.

For purposes of the above-described categorical standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home; provided, that any such persons who no longer have any such relationship as a result of legal separation or divorce, or death or incapacitation, shall not be considered immediate family members.

Further, the foregoing categorical standards shall be deemed to be automatically updated to reflect any changes made to the NYSE listing standards and interpreted in the same manner as such rules.

A-1

The board specifically believes that a relationship between the Corporation and an entity where a director is solely a non-management director is not material. In addition, any other relationship not described in (a) through (f) above will be presumed not to be material to the director’s independence unless: (i) the relationship was not entered into on terms substantially similar to those that would be offered to non-affiliated persons or entities in comparable circumstances; (ii) with respect to any extension of credit by the Corporation or one of its subsidiaries, such extension of credit was not made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934; or (iii) in exercising its judgment in light of all the applicable facts and circumstances, the board determines that the relationship should be considered material.

A-2

Appendix B

BANK OF AMERICA CORPORATION

AUDIT COMMITTEE CHARTER

Composition

The Audit Committee shall be comprised of at least three directors who are appointed by the Board, each of whom shall have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation. In addition, each member shall otherwise satisfy the applicable membership and experience requirements under the rules of the New York Stock Exchange, Inc., and the Federal Deposit Insurance Act, as such requirements are interpreted by the Board of Directors in its business judgment. In particular, each member of the Audit Committee shall be financially literate, and at least one member shall be deemed a “financial expert” as defined by the SEC. Should the Board elect not to designate a “financial expert”, appropriate disclosure shall be made concerning the reasons the Committee does not include a “financial expert”. The Board shall determine, at least annually, the eligibility of all Committee members.

Objective

The Committee shall assist the Board in monitoring (i) the effectiveness of the Corporation’s system of internal controls, (ii) the integrity of the consolidated financial statements of the Corporation, and (iii) the compliance by the Corporation with legal and regulatory requirements. The Committee shall also provide direct oversight of the corporate audit function and the independent accountant (including oversight of such accountant’s appointment, compensation, qualifications and independence.)

The Committee recognizes that it is the responsibility of management and the independent accountant, not the Committee, to plan and conduct audits and to determine that the Corporation’s financial statements are complete and accurate and in accordance with Generally Accepted Accounting Principles.

A separate Asset Quality Review Committee of the Board of Directors is charged with reviewing the Corporation’s asset quality trends with management prior to each regularly scheduled Board of Directors meeting. In fulfilling that responsibility, the Asset Quality Review Committee reviews: credit concentrations, certain high risk credits, credit risk inherent in selected products and businesses, and monitors management’s adherence to prudent and sound credit policies and practices. The Asset Quality Review Committee also receives periodic reports from Credit Review summarizing the results of credit review examinations.

Duties

The Audit Committee shall annually review the scope of the proposed internal audit, external audit, and credit review activities and review the actual coverage of those audit activities. The Committee shall review annually with management, the independent accountant, and the General Auditor the contents and conclusions of the audited financial statements.

More specifically, the Committee shall:

1.	Annually, approve a qualified firm of independent public accountants. The independent accountant is to be ultimately accountable to the Committee, and the Committee shall have the authority to terminate the independent accountant at the Committee’s discretion.

2.	Review the scope and approve the fees to be paid to the independent accountant for the annual audit of the Corporation’s consolidated financial statements.

3.	At least annually review the experience and qualifications of the senior members of the independent accounting team and receive a report by the independent accountant describing the firm’s internal quality control procedures (including peer reviews) and any material issues raised by such reviews, and any inquiry or investigation by governmental or professional authorities within the preceding five years, including corrective action (if any).

4.	Evaluate the performance of the independent accountant based on reports on the results of the independent accountant’s internal quality control procedures, peer reviews, external inquiries or investigations and discussions with management and the General Auditor in connection with the annual nomination of the Corporation’s independent accountant for the coming year.

5.	Pre-approve the retention of the independent accountant for any non-audit services and the estimated fees for such services.

6.	Recommend to the Board guidelines for the Corporation’s hiring of employees of the independent accountant.

7.	Receive and review periodic disclosures from the independent accountant concerning their independence to satisfy itself as to their independence and, if deemed advisable, recommend that the Board take appropriate action.

8.	Discuss with management and the independent accountant, the audited financial statements and the results of the independent accountant’s annual examination, with particular emphasis on:

a.	Significant accounting policies and audit conclusions regarding accounting estimates, including the nature of any significant changes, adjustments, reclassifications, or disclosures proposed by the external auditor;

b.	The impact of any new or proposed changes in accounting principles or practices;

c.	The independent accountant’s judgments concerning the quality of the Corporation’s accounting principles and underlying estimates in its financial statements; and,

d.	Ensure the resolution of any significant disagreements between the independent accountant and management, including any restrictions placed on the scope of the auditor’s examination and the nature of any significant unresolved accounting or auditing problems encountered during the examination.

9.	Review with management, the independent public accountant and the General Auditor the effect of significant accounting initiatives, including off-balance sheet structures on the Corporation’s financial statements.

10.	Review with management, the independent accountant and the General Auditor any correspondence with regulators or governmental agencies and any employee (“Whistleblower”) complaints or published reports, which raise significant issues regarding the Corporation’s financial statements or accounting policies, procedures or controls in accordance with the Committee’s established procedures.

11.	Based upon review and discussion with management and the independent accountant, recommend to the Board of Directors that the audited financial statements be included in the Corporation’s annual Form 10-K.

12.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual Proxy Statement.

13.	Review with management, the independent accountant and the General Auditor the basis for the annual report filed under Section 36 of the Federal Deposit Insurance Act (including the reports under Section 404 of Sarbanes-Oxley) which includes (i) audited financial statements; (ii) reports by management stating management’s responsibility for preparing financial statements, maintaining adequate internal controls and procedures, and complying with laws and regulations regarding safety and soundness; and (iii) the independent accountant’s attestation report on management’s report concerning responsibility for internal controls.

14.	Determine that certifications by the Chief Executive Officer and Chief Financial Officer required under Sections 302 and 906 of the Sarbanes-Oxley Act are filed with the SEC. Additionally, determine that the CEO certification covering NYSE Listing Standards is filed with the NYSE.

a.	Quarterly review the Due Diligence Process for issuing the certifications under Sections 302 and 906.

b.	Quarterly receive a report on any significant deficiency or material weakness in the Corporation’s internal controls or any fraud involving an employee associated with internal controls.

c.	Annually review the Corporation’s disclosure controls and procedures, including the Corporation’s internal controls.

15.	Review and discuss with management and the independent accountant quarterly financial results and the primary components of the press release prior to the public announcement of such results. In addition, the Committee shall discuss with management, the Corporation’s quarterly disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and be informed, on a periodic basis, of significant financial information and earnings guidance provided to analysts and rating agencies.

16.	Discuss with management the results of examination activities of the Audit and Credit Review staffs, and performance thereof, including policies with respect to risk assessment and risk management and determine that significant matters disclosed during such activities, as well as material weaknesses and reportable conditions reported by the independent accountant, are satisfactorily addressed by management.

17.	Review the scope and content of examinations of the Corporation performed by the examination forces of the Federal Reserve Board, Comptroller of the Currency and other regulatory agencies and report their conclusions to the Board of Directors, including comments as to the suitability of necessary corrective action taken, and to the response made to the regulators.

18.	Periodically review with management and the Corporation’s General Counsel the nature and status of significant legal matters.

19.	Review waivers to the Corporation’s Code of Ethics and Insider Trading Policy with management, and ensure that any waivers for directors, executive officers or senior financial officers are presented to the Board for approval.

20.	Annually obtain a report from the General Auditor concerning the Corporation’s implementation of the Code of Ethics and Insider Trading Policy.

21.	Annually review and approve the Bank Protection Act Program, Bank Secrecy Act Program, Contingency Planning Program, Consumer Compliance Program, Information Security Program and Retail Sales of Nondeposit Investment Products Policy.

22.	Ensure that suitable audits are made of the trust activities in compliance with and for the purposes expressed in Regulation 9 of the Comptroller of the Currency, and determine that fiduciary activities are administered in substantial accordance with applicable laws, Regulation 12 CFR 9, and sound fiduciary principles.

23.	Annually review the budgeting and expense allocation process with respect to Equity Research to ensure that Equity Research’s budget and expense allocations have been determined without input from Investment Banking.

24.	Approve the appointment of the Corporation’s General Auditor.

Annually review the performance and compensation of the Corporation’s General Auditor.

25.	As determined by the Committee, periodically meet with the Chief Financial Officer, the General Auditor and the independent accountant in separate executive sessions.

26.	Annually evaluate the Committee’s performance.

27.	Annually review and reassess the adequacy of the Audit Committee Charter, and recommend any proposed changes to the Board for approval.

The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee shall determine, in its business judgment, that any such consultants have no relationship to the Corporation that would interfere with the exercise of their independent judgment.

Meetings

The Committee shall meet with representatives of the independent accountant, the General Auditor, the Chief Financial Officer, the Principal Financial Executive, and with other members of management at the request of the Audit Committee, and with any regulatory examiners as deemed appropriate. The Committee shall be free to talk directly and independently with any members of management appropriate to carrying out its responsibilities.

This Proxy is Solicited on behalf of the Board of Directors

Annual Meeting of Stockholders to be held on May 26, 2004

You, the undersigned stockholder, appoint each of Neil Cotty, Dana Drago and Jose Garcia, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock or 7% Cumulative Redeemable Preferred Stock, Series B, of Bank of America Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina on Wednesday, May 26, 2004, at 10:00 a.m. (local time). The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Voting by Internet or telephone. If you wish to vote by Internet or telephone, please follow the instructions on the lower reverse side of this proxy card.

Voting by mail. If you wish to vote by mail, please sign your name exactly as it appears on this proxy card and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a company or other entity, please provide your full title.

Bank of America associates. If you participate in The Bank of America 401(k) Plan or the FleetBoston Financial Savings Plan and your account has investments in shares of Common Stock or ESOP Convertible Preferred Stock, Series C, you must provide voting instructions to the plan trustees with the proxy card or by Internet or telephone in order for these shares to be voted as you instruct. Shares held under The Bank of America 401(k) Plan for which no voting instructions are received will not be voted. Shares held under the FleetBoston Financial Savings Plan for which no voting instructions are received will be voted in the same proportion as the shares held under that Plan for which voting instructions are received. Your voting instructions will be held in strict confidence.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY OR VOTE BY INTERNET OR TELEPHONE.

Ù FOLD AND DETACH HERE Ù

Attention Internet Users!

You can now access your stockholder information on the following secured Internet site:

: http://www.bankofamerica.com/shareholder

Once you establish a personal identification number (PIN), you can view your account details and perform multiple transactions such as:

View account status	Print duplicate tax forms	Change your dividend election
View recent account activity	Change your address	Sell book-entry shares
View tax information	Request dividend check replacement	View stock price information

Step 1: ESTABLISH A PIN	Step 2: LOG IN	Step 3: SELECT INFORMATION
(1st time users only)	(Returning users)
Enter your social security number	Enter your social security number	Your Account Status screen allows you to view
Click on the Establish PIN button	Enter your PIN	basic information. To view details, click on any
Select a personal identification number Follow the instructions	Follow the instructions	of the buttons at the top of the page.

If you wish to receive all future annual meeting materials and stockholder communications electronically, please enroll at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other stockholder correspondence.

If you are not an Internet user and wish to contact Bank of America Shareholder Relations, you may use one of the following methods:

(	Call: 1.800.642.9855	?	Write: Bank of America Shareholder Relations P. O. Box 3315 South Hackensack, NJ 07606-1915

										Please mark here if address changes are noted below	☐

The Board of Directors recommends a vote “FOR” Items 1 and 2.								The Board of Directors recommends a vote “AGAINST” Items 3 through 7.

Item 1- ELECTION OF DIRECTORS	FOR ☐	WITHHOLD FOR ALL ☐	Item 2 -	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS	FOR ☐	AGAINST ☐	ABSTAIN ☐	Item 3- STOCKHOLDER PROPOSAL - ANNUAL MEETING DATE	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees:

01 William Barnet, III

02 Charles W. Coker

03 John T. Collins

04 Gary L. Countryman

05 Paul Fulton

06 Charles K. Gifford

07 Donald E. Guinn

08 James H. Hance, Jr.

09 Kenneth D. Lewis

10 Walter E. Massey

	11 Thomas J. May 12 C. Steven McMillan 13 Eugene M. McQuade 14 Patricia E. Mitchell 15 Edward L. Romero 16 Thomas M. Ryan 17 O. Temple Sloan, Jr. 18 Meredith R. Spangler 19 Jackie M. Ward							Item 4- STOCKHOLDER PROPOSAL - NOMINATION OF DIRECTORS	FOR ☐	AGAINST ☐	ABSTAIN ☐
								Item 5- STOCKHOLDER PROPOSAL - CHARITABLE CONTRIBUTIONS	FOR ☐	AGAINST ☐	ABSTAIN ☐
								Item 6- STOCKHOLDER PROPOSAL - MUTUAL FUND TRADING POLICIES	FOR ☐	AGAINST ☐	ABSTAIN ☐
								Item 7- STOCKHOLDER PROPOSAL - PRIVACY AND INFORMATION SECURITY	FOR ☐	AGAINST ☐	ABSTAIN ☐
WITHHELD FOR: (Write nominee name(s) in the space provided below.)

Signature(s)                                                                                                                                                                            Date:

NOTE: Please sign your name as it appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a company or other entity, please provide your full title.

Ù FOLD AND DETACH HERE Ù

PLEASE READ THE VOTING INSTRUCTIONS BELOW.

Bank of America Corporation encourages you to vote your shares. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

VOTE BY INTERNET – http://www.eproxy.com/bac/

Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the site. You will be prompted to enter your 11-digit Control Number, which is located below, to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE – 1.800.435.6710

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 11-digit Control Number, which is located below, and then follow the simple instructions provided.

VOTE BY MAIL

Mark, sign and date your proxy card and return it promptly in the enclosed, postage paid envelope.

Proxies submitted by Internet or telephone must be received by 11:59 p.m., Eastern time, on Tuesday, May 25, 2004. If you vote by Internet or telephone, please do not return your proxy card.

THANK YOU FOR VOTING.